UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2012

Horizon Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35238	27-2179987
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

520 Lake Cook Road, Suite 520, Deerfield, Illinois		60015
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (224) 383-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On July 26, 2012, the U.S. Food and Drug Administration approved RAYOS® (prednisone) delayed-release tablets (1 mg, 2 mg and 5 mg) for the treatment of a broad range of diseases including rheumatoid arthritis, or RA, polymyalgia rheumatica, or PMR, psoriatic arthritis, or PsA, ankylosing spondylitis, or AS, asthma and chronic obstructive pulmonary disease, or COPD.

The Company expects to commence commercial sales of RAYOS in the United States for rheumatologic diseases such as RA and PMR in the fourth quarter of 2012. The Company also plans to develop a broader commercial strategy to expand the opportunity for RAYOS in key IL-6 mediated diseases, including asthma and COPD.

The Company issued a press release announcing the approval of RAYOS, a copy of which is attached as Exhibit 99.1 to this report.

Forward-Looking Statements

Statements included in this report that are not a description of historical facts are forward-looking statements, including without limitation statements related to the Company’s plans to commercialize RAYOS and the timing of commercial sales of RAYOS in the Unites States. Words such as “believes”, “would”, “anticipates”, “plans”, “expects”, “may”, “intend”, “will”, and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by the Company that any of its plans will be achieved. These forward-looking statements are based on management’s expectations on the date of this report. Actual results may differ materially from those set forth in this report due to the risks and uncertainties inherent in the Company’s business including, without limitation, risks regarding the Company’s ability to commercialize products successfully, changes in the Company’s strategy as to when to launch RAYOS in the United States and on which approved indications it will focus its initial commercial efforts, whether physicians will prescribe and patients will use RAYOS, once available, and competition in the market for RAYOS. For a further description of these and other risks facing the Company, please see the risk factors described in the Company’s filings with the United States Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in those filings.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated July 26, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 26, 2012	HORIZON PHARMA, INC.

	By:	/s/ Robert J. De Vaere
Robert J. De Vaere
Executive Vice President and Chief Financial Officer